EXHIBIT 2
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         THIS AGREEMENT, dated as of February 20, 2001 (this "Agreement") is entered into among France Telecom, a societe anonyme organized under the laws of France ("FT"), and Deutsche Telekom AG, an Aktiengesellschaft organized under the laws of Germany ("DT"). FT and DT are collectively referred to herein as the "Parties". Terms used and not defined herein have the meanings assigned to such terms in the Offering Process Agreement.

         WHEREAS, each of FT, DT and NAB Nordamerika Beteiligungs Holding GmbH, a limited liability company organized under the laws of Germany and a wholly owned subsidiary of DT ("NAB"), together with Sprint Corporation, a corporation organized under the laws of the State of Kansas ("Sprint") is a party to the Amended and Restated Registration Rights Agreement, dated as of November 23, 1998 as amended by the Master Transfer Agreement, the ("Registration Rights Agreement");

         WHEREAS, FT and DT entered into a Coordination Agreement, dated as of July 31, 1995 (as amended on January 26, 2001, the "Coordination Agreement"), to coordinate their activities and to specify their respective rights and obligations with regard to their investments in Sprint, and on December 29, 1999, NAB entered into an Assumption Agreement, pursuant to which NAB became bound by the terms and conditions of the Coordination Agreement;

         WHEREAS, each of FT, DT and NAB proposes to dispose of shares of FON Stock in an underwritten public offering;

         WHEREAS, in connection with such offering, Sprint, on the one hand, and FT, DT and NAB, on the other hand, are concurrently with the signature of this Agreement entering into an Offering Process Agreement to agree upon a method of applying the provisions of, and amending certain provisions of, the Registration Rights Agreement; and

         WHEREAS, the Parties wish to coordinate the exercise of their rights with respect to the Offering Process Agreement and the FON Offering;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of FT, DT and NAB, intending to be legally bound, hereby agrees as follows:

         Section 1. Disposition of FON Stock.
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         Subject to the limitations set forth in the Offering Process Agreement, each of FT, on the one hand, and DT and NAB, on the other hand, may dispose of such shares of FON Stock as such party decides in its sole discretion in the FON Offering and may at any time or from time to time prior to the printing of preliminary prospectuses for the FON Offering change the number of shares of FON Stock that it offers in the FON Offering, or withdraw entirely from the FON Offering.

         Section 2. Exercise of Rights Under Offering Process Agreement.
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         The Parties shall coordinate the exercise of their rights under the
Offering Process Agreement and, unless agreed in writing by all Parties, no Party shall issue any notice or take any action pursuant to Section 3(b) of the Offering Process Agreement.

         Section 3. Cutbacks.
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         Any cutbacks in the size of the FON Offering that are requested by the underwriters for the FON Offering shall be allocated pro rata between FT, on the one hand, and DT and NAB, on the other hand, based upon the number of shares of FON Stock that such party proposes to offer at the time if any, that the underwriters recommend such cutbacks.

         Section 4. Pricing.
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         In connection with the underwriting agreement among the parties and the underwriters, the Parties will agree together on the same offer price and underwriting discounts and commissions for the FON Stock to be sold by them pursuant to the underwriting agreement before entering into such underwriting agreement.

         Section 5. Fees and Expenses.
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         Each Party will pay its own expenses in connection with the FON
Offering, except (i) the underwriting discounts and commissions in connection with the FON Offering will be incurred pro rata by each party based on the amount of securities actually sold by each Party pursuant to the underwriting agreement and (ii) as otherwise borne by Sprint pursuant to the Registration Rights Agreement.

         Section 6. Miscellaneous.
                    -------------

         (a) The following provisions of Article VII of the Coordination Agreement (as if amended and restated following the amendment thereof) shall apply to this Agreement as if fully set forth herein: Section 7.2 (Notices);
Section 7.3 (Waiver, Amendment); Section 7.4 (No Partnership); Section 7.5 (Binding Agreement; Transfers; No Third Party Beneficiaries); Section 7.8 (Governing Law; Dispute Resolution; Equitable Relief) Section 7.9 (Severability); and Section 7.10 (Headings; Counterparts).

         (b) herein, embodies the entire agreement among the Parties with respect to the subject matter hereto. Except as specifically contemplated by this Agreement, the Coordination Agreement shall remain in full force and effect. In any conflict between the provisions of this Agreement and the Coordination Agreement, the former shall control.

         (c) DT will cause NAB to comply with the terms of this Agreement as if it were a party hereto.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                 FRANCE TELECOM

                                 By:
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                                 Name:
                                 Title:


                                 DEUTSCHE TELEKOM AG


                                 By:
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                                 Name:
                                 Title:

                                 By:
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                                 Name:
                                 Title: